EXHIBIT 99.2

Jane Todd Introduction

Thank you John,

Good afternoon. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John Caldwell

Thank you Jane and good afternoon everyone.

Our agenda for today’s call is consistent with previous sessions. I will provide some high level comments on our third quarter results that we released after market close today. Jane Todd will review the key metrics and provide some commentary on our financial results. Before opening up the session for questions, I will discuss the outlook for the balance of the year and make some broader comments on our company’s prospects.

At the outset, let me say that our third quarter results were solid reflecting SMTC’s continuing and consistent track record in restoring our company to sustained growth and generating satisfactory results. Over the past six quarters we have made considerable progress. We are proud to once again report a quarter of year over year and sequential revenue growth and solid earnings. In the quarter, we also recorded a number of positive non-recurring items which had the effect of adding approximately $5 million to net earnings and about $4 million to cash flow.

We entered the quarter with a strong customer order book and ended it even stronger. In Q3, the majority of our top 10 customers had quarter over quarter growth reflecting robust end customer demand. Year to date, our top ten customers are up 11% despite a major program that ramped down in 2006 as the product approached end of life. Importantly, three of our top ten customers are relatively new—all acquired over the past few years.

However, this quarter was not without its challenges. Material shortages and transition to lead free assemblies continued to challenge our operations particularly as capacity tightened in the back half of the quarter. On balance, we performed well. Earlier this year we have brought on additional capacity in Markham and expanded our Mexico capacity in Q3.

A continuing issue is our higher than expected inventory levels. Inventory was high coming into Q3 in part to support a significant order book. We ended the quarter with even higher inventory for essentially the same reasons as last quarter—significant orders for early in Q4, the ongoing effect of material shortages and a production shift from Q3 into first month of Q4. While we made some progress in improving our working capital situation, we are far from satisfied. This will continue to be a major focal point in the months ahead.

With these initial comments, let me now ask Jane Todd to run through the third quarter results in more detail.

Jane Todd

Thanks John.

Q3 was another solid quarter, both with and without the one-time adjustments which I will talk to shortly. Once again we met our internal targets, we generated cash, sustained profitability, and we grew revenue both sequentially and year over year.

For the third quarter of 2006, the Company reported revenue of $65.7 million, compared with revenue of $61.1 million for the second quarter of 2006. Q3 revenue grew $4.6 million or 7.5% over Q2. Growth in Q3 was supported by increased orders from the majority of our customers, in both existing and new programs. We continue to see growth from new business and in Q3 we signed the two new contracts that we eluded to last quarter, one in the industrial segment and the other in communications. Both are expected to add to our growth potential in 2007. Compared with Q3 of last year, revenue grew $1.1 million or 1.7%, from $64.6 million; the fifth consecutive quarter of year over year revenue growth. Compared to Q3 of last year, two of our existing customers show a combined decline of over $11 million; all of which has been more than offset by growth in the majority of our customer base.

Revenue distribution for the third quarter remained relatively stable compared to last quarter. The industrial segment decreased marginally from 67% to 66%, while the computing and networking segment was unchanged at 15%. The communications segment increased marginally from 18% to 19%. Our top ten customers accounted for 85% of the quarter’s total revenue compared with 86% last quarter.

Gross margin was $5.9 million or 9.0%, reflecting a more normalized gross margin. As we have been saying for a number of quarters, we expect margins will typically be in the 9-10% range. Gross margin in Q2 was $6.8 million or 11.1%.

In the quarter, selling, general and administrative costs were $3.4 million or 5.2% of revenue compared with $4.2 million or 6.9% of revenue last quarter. The decrease is primarily due to lower IT and professional costs in the quarter. We expect costs will remain in the 5 to 6% range.

Let me now talk to earnings for which we have delivered six consecutive profitable quarters. Net income in Q3 was $6.1 million, or $0.41 per share compared with $1.3 million in the previous quarter, or $0.09 per share. Operating income for the quarter was $4.2 million compared with $2.6 million in the previous quarter. This improvement reflects a number of one-time items in additional to a solid quarter from normal operations. One-time items totaled $5 million and included a US tax refund, proceeds on a sale of surplus real estate, final proceeds from operations discontinued in 2002 and a net adjustment to restructuring. While accounting rules won’t allow us to provide sub-totals on our statements, I will do the math for you here and report that before these one-time items net earnings would be $1.1 million.

For those who prefer to track our results on an EBITDA basis, EBITDA has also remained solid in each of the past six quarters. For Q3, EBITDA was $3.6 million compared to $3.8 million in Q2. On a percentage basis, Q3 EBITDA was 5.5% of revenue, ranking among the best of the industry. Our EBITDA calculation contains no one-time items.

The Company generated approximately $5.0 million in cash from operating activities and discontinued operations primarily due to the one-time items but also from core earnings. The Company applied $3.5 million to make debt principal repayments and invested $1.6 million in capital expenditures for selected capacity expansion and other investments in certain sites including new manufacturing lines. Of the Company’s now $45 million revolving credit facility $15.7 million was outstanding at the end of the quarter. Net debt at quarter end was $41.1 million, including $612 thousand related to the unamortized value of previously cancelled warrants. In the quarter, Wachovia increased our credit facility from $40 million to $45 million and added, within this facility a, $10 million term piece leveraging our Mexican assets including a plant we own. This provides more financial flexibility particularly within each quarter. While debt reduction continues to be an important objective, we have been investing in working capital to support growth. So let me know turn to working capital.

As John said, we entered Q3 with a significant backlog, likewise we exit Q3 with a stronger backlog and higher inventory levels to support this business. Inventory increased to $49.7 million or 76 days compared to $46.1 million or 77 days in Q2 for much the same reasons as last quarter. First, we had a significant backlog caused by certain material shortages and capacity tightening in the final weeks of the quarter, much of this backlog has since shipped making October one of the best first months of a quarter in recent history. Second, with the higher customer forecasts for Q4, additional components, work-in-process and finished goods inventory were carried into Q4. Finally, but to a lesser extent, additional inventory was still required as our customers transitioned to lead-free products. While the increase in inventory is understandable, we remain dissatisfied with the results and have put greater focus on this area.

Accounts receivable was $44.4 million or 62 days compared to $38.7 million or 58 days for the second quarter of 2006 reflecting the significant ramp in shipments at the end of the quarter.

Accounts payable was $45.3 million or 69 days compared to $39.5 million or 66 days in the second quarter of 2006. The increase was due to extended terms with certain vendors, back ended receipts and quarter end vendor shipments for Q4 business. This extension of accounts payable fully offset the increase in inventory.

To conclude my comments, SMTC continues to produce sustained profitability and at this time we see no reason to expect different. We see positive trends in our customers’ markets and in our industry and believe we are well positioned to progress further.

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Let me summarize:

•	Third quarter and year to date financial performance has been solid and on track with our internal targets and plans

•	We continue to build revenue though exciting growth from our larger customers, supplemented by revenue from recently added customers that are beginning to ramp

•	We have several near term opportunities to win new customer business and our sales pipeline continues to build

•	Operational performance has been solid despite supply chain shortages and certain end of quarter capacity constraints

•	With the addition to our credit facility, we have adequate financing to support our growth

Each quarter this year we have reaffirmed our initial guidance that 2006 was expected to be a year of revenue and earnings growth. Based on our results to date and a positive outlook for Q4, we remain comfortable reaffirming that guidance.

Looking further out, we have never been more excited about the prospects for our company. We believe we can continue to build revenue on a sustained basis, drive industry leading margins and produce increasing after tax earnings. Perhaps there is no better indicator of our confidence for the future than development of a capacity expansion plan which is now underway. We expect to bring on several new surface mount lines on through 2007.

We will now open the lines for questions.